EXHIBIT 7

R E P O R T O F C O N D I T I O N

WILMINGTON TRUST, NATIONAL ASSOCIATION

As of the close of business on September 30, 2017

ASSETS	Thousands of Dollars
Cash and balances due from depository institutions:	2,747,707
Securities:	5,621
Federal funds sold and securities purchased under agreement to resell:	280,400
Loans and leases held for sale:	0
Loans and leases net of unearned income, allowance:	238,963
Premises and fixed assets:	4,660
Other real estate owned:	438
Investments in unconsolidated subsidiaries and associated companies:	0
Direct and indirect investments in real estate ventures:	0
Intangible assets:	0
Other assets:	41,253
Total Assets:	3,319,042

LIABILITIES	Thousands of Dollars
Deposits	2,761,758
Federal funds purchased and securities sold under agreements to repurchase	0
Other borrowed money:	0
Other Liabilities:	30,577
Total Liabilities	2,792,335

EQUITY CAPITAL	Thousands of Dollars
Common Stock	1,000
Surplus	395,010
Retained Earnings	130,974
Accumulated other comprehensive income	-277
Total Equity Capital	526,707
Total Liabilities and Equity Capital	3,319,042